Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to Form F-1 Registration Statement of Qinhui Technology International Co., Ltd of our report dated February 11, 2025, with respect to the consolidated balance sheets of Qinhui Technology International Co., Ltd and its subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended December 31, 2023 and 2022 and the related notes. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement, as amended.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

March 11, 2025